Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Citizens and Farmers Bank, incorporated in Virginia

C&F Mortgage Corporation, incorporated in Virginia

Hometown Settlement Services LLC, organized in Virginia

Certified Appraisals LLC, organized in Virginia

C&F Title Agency, Inc., incorporated in Virginia

C&F Finance Company, incorporated in Virginia

C&F Remarketing LLC, organized in Virginia

C&F Investment Services, Inc., incorporated in Virginia

C&F Insurance Services, Inc., incorporated in Virginia

C&F Financial Statutory Trust I, organized in Delaware

C&F Financial Statutory Trust II, organized in Delaware

Central Virginia Bankshares, Inc., incorporated in Virginia

Central Virginia Bank, incorporated in Virginia

CVB Title Services, Inc., incorporated in Virginia

Central Virginia Bankshares Statutory Trust I, organized in Delaware